Exhibit 10.1

MARKFORGED HOLDING CORPORATION AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) of Markforged Holding Corporation (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high- caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of the date on which it is approved by the Board of Directors (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $50,000 for general availability and participation in meetings of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.

Additional Annual Retainers for Committee Membership:

Audit Committee Chair: $20,000

Audit Committee member: $10,000

Compensation Committee Chair: $15,000

Compensation Committee member: $7,500

Nominating and Corporate Governance Committee Chair: $8,000

Nominating and Corporate Governance Committee member: $4,000

Chair and committee member retainers are in addition to retainers for members of the Board of Directors. No additional compensation will be paid for attending individual committee meetings of the Board of Directors.

Equity Retainers

Initial Award: An initial, one-time restricted stock unit award (the “Initial Award”) with a Value (as defined below) of $75,000 will be granted to each new Outside Director upon his or her election or appointment to the Board of Directors, which shall vest in equal annual installments over three years from the date of grant, provided, however, that all vesting shall cease if the director’s service with the Company ends, unless the Board of Directors determines that the circumstances warrant continuation of vesting. In addition to the Initial Award, each newly appointed Outside Director who is appointed to the Board at least three (3) months prior to the next Annual Meeting (other than any Outside Director who is elected as of an Annual Meeting)

shall also receive a prorated Annual Award (as defined below) with a Value in an amount equal to the product of (i) the Annual Award Value (as defined below) times (ii) the quotient of (A) the total number of days between (1) the date of grant of the Initial Award and (2) the date of the Annual Meeting following the date of grant of the Initial Award divided by (B) 365. This Initial Award and Annual Award applies only to Outside Directors who are first elected or appointed to the Board of Directors subsequent to the Effective Date.

Annual Award: On each date of each Annual Meeting of Stockholders of the Company following the Effective Date (the “Annual Meeting”), each continuing Outside Director and each newly elected Outside Director will receive an annual restricted stock unit award (the “Annual Award”) with a Value of $150,000 (the “Annual Award Value”), which shall vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director’s service with the Company ends, unless the Board of Directors determines that the circumstances warrant continuation of vesting.

Value: For purposes of this Policy, “Value” means with respect to (i) any stock option award, the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718; and (ii) any award of restricted stock or restricted stock units the product of (A) the closing market price on the New York Stock Exchange (or such other market on which the Company’s common stock is then principally listed) of one share of the Company’s common stock as of the grant date, and (B) the aggregate number of shares of common stock underlying such award.

Sale Event Acceleration: All outstanding Initial Awards and Annual Awards held by an Outside Director shall become fully vested and nonforfeitable upon a Sale Event (as defined in the Company’s 2021 Stock Option and Incentive Plan).

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non- employee directors in attending meetings of the Board of Directors or any committee thereof.

Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director shall not exceed $750,000; provided, however, that such amount shall be

$1,500,000 for the calendar year in which the applicable Outside Director is initially elected or appointed to the Board of Directors; (or such other limits as may be set forth in Section 3(d) of the Company’s 2021 Stock Option and Incentive Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with FASB

ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Adopted: April 8, 2024.